Exhibit 99.6

MANAGEMENT’S  DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OF LIMINATUS PHARMA, LLC

Unless the context otherwise requires, for the purposes of this section, the terms “we,” “us,” “our,” “the Company” or “Liminatus” refer to Liminatus Pharma, LLC prior to the consummation of the Business Combination. You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes included elsewhere in this filing. Some of the information contained in this discussion and analysis or set forth elsewhere in this filing, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks, uncertainties, and assumptions.

Overview

We are a pre-clinical stage life sciences and pre-revenue company developing a next generation CD47 checkpoint inhibitor under a license agreement. In October 2022, the Company was assigned a license and development agreement, as amended, with InnoBation Bio Co. Ltd (“InnoBation”) (the “CD47 License”), whereby, effective March 31, 2023, the Company received an exclusive license to develop and commercialize products for the CD47 immune checkpoint inhibitor to treat solid cancers, and companion diagnostics used to monitor treatment with CD47 products (collectively, “CD47 Products”), from Curis Biotech Holdings LLC, the parent company of Valetudo Therapeutics LLC (“Valetudo”), a related party of the Company.

We were formed in Delaware on April 12, 2018.

Since our inception, our operations have focused on raising capital and entering into license and development agreements for conducting research and development activities for our products. We do not have any product candidates approved for sale and have not generated any revenue from product sales. We have funded our operations through the sale of equity, raising an aggregate of $4.5 million of gross proceeds from the sale of membership interests, and debt, issuing $10.0 million of bonds and $10.7 million of notes through March 31, 2025. Subsequent to March 31, 2025, the Company raised additional gross proceeds of $3.6 million of notes with Prophase Sciences LLC (“Prophase”), which is a related party of the Company.

Since our inception, we have incurred significant operating losses. Our net loss was $0.3 million and $1.8 million for each of the three months ended March 31, 2025 and 2024, respectively. As of March 31, 2025, we had an accumulated deficit of $29.0 million. We anticipate that our expenses will increase significantly in connection with our ongoing activities, as we:

•	conduct clinical trials for our CD47 product, as well as initiate and complete additional trials of future potential product candidates;

•	seek regulatory approval for any product candidates that successfully complete clinical trials;

•	scale up our clinical and regulatory capabilities;

•	manufacture materials for clinical trials or potential commercial sales;

•	establish a commercialization infrastructure and scale up manufacturing and distribution capabilities to commercialize any product candidates for which we may obtain regulatory approval;

•	adapt our regulatory compliance efforts to incorporate requirements applicable to marketed products;

•	maintain, expand, and protect our intellectual property portfolio;

•	hire additional clinical, manufacturing quality control, regulatory, manufacturing, and scientific and administrative personnel;

•	add operational, financial and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts; and

•	incur additional legal, accounting, and other expenses in operating as a public company.

Business Combination

On November 30, 2022, Iris Acquisition Corporation, a Delaware corporation (“Iris”), Iris Parent Holding Corp. (“ParentCo”), Liminatus, Liminatus Pharma Merger Sub, Inc. (“Liminatus Merger Sub”) and SPAC Merger Sub, Inc. (“SPAC Merger Sub”) entered into a business combination agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”).

On April 30, 2025 (the “Closing Date”), ParentCo consummated the business combination contemplated by the Business Combination Agreement, whereby (a) Liminatus Merger Sub merged with and into Liminatus (the “Liminatus Merger”), with Liminatus surviving the Liminatus Merger as a direct wholly-owned subsidiary of ParentCo, and (b) simultaneously with the Liminatus Merger, SPAC Merger Sub merged with and into Iris (the “SPAC Merger” and, together with the Liminatus Merger, the “Mergers”), with Iris surviving the SPAC Merger as a direct wholly-owned subsidiary of ParentCo (the transactions contemplated by the foregoing clauses (a) and (b) the “Business Combination”). Upon the closing of the Business Combination, the combined company was named “Liminatus Pharma, Inc.”

Pursuant to the Business Combination Agreement, among other matters, at the effective time of the Business Combination (the “Effective Time”), (i) every issued and outstanding security issued by Iris during its initial public offering (each, an “Iris Unit”) was automatically separated and broken out into its constituent parts and the holder thereof was deemed to hold one share of Iris Class A Common Stock, par value $0.0001 per share (the “Iris Class A Shares”) and one-fourth of one whole redeemable warrant that was included as part of each Iris Unit (the “Public Warrants”), and such underlying constituent securities of Iris were converted in accordance with the applicable terms of the Business Combination Agreement, (ii) at the Effective Time, each issued and outstanding Iris Class A Share was converted automatically into and thereafter represent the right to receive one share of common stock, par value $0.0001 per share (“Common Stock”), of ParentCo, following which all Iris Class A Shares ceased to be outstanding and were automatically canceled and ceased to exist, (iii) at the Effective Time, each issued and outstanding Public Warrant immediately and automatically represented the right to purchase shares of Common Stock on the same terms and conditions as are set forth in the applicable warrant agreement, (iv) at the Effective Time, each issued and outstanding non-redeemable warrant of Iris that was issued by Iris in a private placement at the time of the consummation of its initial public offering, entitling the holder thereof to purchase one Iris Class A Share at $11.50 per share, except those issued to Cantor Fitzgerald & Co. (“Cantor”), were forfeited, and (v) the private placement warrants issued to Cantor immediately and automatically represented the right to purchase shares of Common Stock.

Upon the consummation of the Business Combination, the Iris Class A Shares, Iris Units and Public Warrants ceased trading on the OTC Pink Marketplace, and the Common Stock and Public Warrants began trading on The Nasdaq Stock Market (“Nasdaq”) under the trading symbols “LIMN” and “LIMNW,” respectively, on May 1, 2025

In connection with the closing of the Business Combination, pursuant to the terms of the Business Combination Agreement, our securityholders received 17,500,000 newly issued shares of ParentCo’s Common Stock (based on a deemed price of $10.00 per share of Common Stock), with an aggregate equity value of $175.0 million.

License Agreements

TDT Licenses

In June 2018, we entered into a license and development agreement with TDT (the “CAR-T License”), whereby we received an exclusive license to develop and commercialize CAR-T products and a non-exclusive license to develop and commercialize companion diagnostics used to monitor treatment with a CAR-T product (the “CAR-T Diagnostics”). Under the CAR-T License, we made an upfront payment recorded as research and development expenses in the year ended December 31, 2018 and fund all of the development costs for the CAR-T products and the CAR-T Diagnostics which began with an additional upfront payment made during the year ended December 31, 2018 of $5.0 million, recorded as advances for research and development in the balance sheet.

On April 10, 2020, we were assigned a license and development agreement with TDT (the “Vaccine License”), whereby we received an exclusive license to develop and commercialize vaccine products and a non-exclusive license to develop and commercialize companion diagnostics used to monitor treatment with a vaccine product, from Viral Gene, Inc. (“Viral Gene”), our related party due to the fact that Viral Gene and Liminatus share a mutual Chief Executive Officer. Under the Vaccine License, we were responsible for all of the developmental costs for the Vaccine products after the upfront payment of $4.0 million, which was paid by Viral Gene to TDT.

Upon the assignment of the Vaccine License on April 10, 2020, we recorded advances for research and development of $1.8 million for the remaining amount of the upfront payment to TDT to be used on research and development costs and short-term debt of $0.4 million and accrued interest of $18,000 for the outstanding loan and related interest due to TDT for the annual fee that was not paid by Viral Gene, with an offset of $1.0 million recorded to additional paid-in capital in the balance sheet.

On August 11, 2024, the Company received notice from TDT, exercising its right to terminate the License and Development Agreement, dated June 10, 2018, by and between TDT and Liminatus. As of August 2024, the CAR-T License and Vaccine License have been terminated.

As of March 31, 2025, the Company and TDT are engaged in negotiations associated with the amounts due to TDT of $2.2 million, which has been accrued on the Company’s condensed balance sheet. Due to the termination of the License and Development Agreement between the Company and TDT, the Company is uncertain as to amounts it will be required to pay to TDT, if any. As of March 31, 2025, no agreement has been reached between the parties, and the amount remains fully accrued until a final agreement has been executed between the two parties in accordance with Accounting Standards Codification (“ASC”) 450-30, Contingencies - Gain Contingencies.

CD47 License with InnoBation

On October 1, 2022, we signed an agreement, as amended (the “CD47 Assignment Agreement”), to be assigned the License and Development Agreement by and between InnoBation Bio Co. Ltd. and Valetudo Therapeutics LLC (“Valetudo”), our related party and an entity under common control with us, effective March 31, 2023 (the “CD47 License”). Under the CD47 Assignment Agreement, we received exclusive worldwide rights to develop and commercialize the CD47 immune checkpoint inhibitor to treat solid cancers, and companion diagnostics used to monitor treatment with CD47 products (collectively, “CD47 Products”). On March 31, 2023, we issued 78,555,554 shares of our Class A member units to Curis Biotech Holdings LLC, the parent company of Valetudo, as consideration for the CD47 Assignment Agreement. The license was recorded at Valetudo’s costs basis of zero, thus we recorded class A membership interest of $0.8 million, for the par value of the units issued, with an offset to additional paid-in capital in our balance sheet. We will also pay license fees and management fees to be mutually agreed with InnoBation from time to time.

We have not paid and do not owe any license fees, management fees, developmental or regulatory milestone payments or royalty payments under the CD47 License to date.

Components of Results of Operations

Revenue

To date, we have not generated any revenue from any sources, including from product sales, and we do not expect to generate any revenue from the sale of products in the foreseeable future. If our development efforts for our product candidates are successful and result in regulatory approval or license agreements with third parties, we may generate revenue in the future from product sales. However, there can be no assurance as to when we will generate such revenue, if at all.

Operating Expenses

Research and Development Expenses

Research and development costs primarily consist of costs incurred by TDT who was performing our preclinical and clinical trials for our products in accordance with the license agreements with TDT and the annual fee paid to TDT. Research and development expenses are recognized as incurred and payments made prior to costs being incurred are capitalized until the costs are incurred. Costs incurred in obtaining technology licenses through asset acquisitions are charged to research and development expense if the licensed technology has not reached technological feasibility and has no alternative future use. Research and development expenses could include:

•	external research and development expenses incurred under agreements with clinical research to conduct our preclinical studies, including:

•	labor costs for TDT employees involved in research and development efforts;

•	costs related to manufacturing material for preclinical studies and clinical trials, including fees paid to contract manufacturing organizations;

•	laboratory supplies and research materials;

•	costs related to compliance with regulatory requirements; and

•	allocated expenses for facilities, depreciation, and other allocated cost.

Research and development activities are central to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We plan to substantially increase our research and development expenses for the foreseeable future as we develop our product candidates and manufacturing processes and conduct discovery and research activities for our preclinical and clinical programs. We cannot determine with certainty the timing of initiation, the duration or the completion costs of current or future preclinical studies and clinical trials of our product candidate due to the inherently unpredictable nature of preclinical and clinical development. Clinical and preclinical development timelines, the probability of success and development costs can differ materially from expectations. We anticipate that we will make determinations as to how we pursue our product candidate and how much funding to direct to each program on an ongoing basis in response to the results of future preclinical studies and clinical trials, regulatory developments, and our ongoing assessments as to commercial potential. We will need to raise substantial additional capital in the future. Our clinical development costs are expected to increase significantly as we commence, continue, and expand our clinical trials. Our future expenses may vary significantly each period based on factors such as:

•	per patient clinical trial costs, including based on the number of doses that patients receive;

•	the number of patients who enroll in each clinical trial;

•	the number of clinical trials required for approval;

•	the number of sites included in the clinical trials;

•	the countries in which the clinical trials are conducted;

•	the length of time required to enroll eligible patients;

•	the drop-out or discontinuation rates of patients;

•	potential additional safety monitoring requested by regulatory agencies;

•	the duration of patient participation in the clinical trials and follow-up;

•	the phase of development of the product candidate;

•	third party contractors failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

•	the cost of insurance, including product liability insurance, in connection with clinical trials;

•	regulators or institutional review boards requiring that we or our investigators suspend or terminate clinical development for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks; and

•	the efficacy and safety profile of our product candidates.

General and Administrative Expenses

General and administrative expenses currently consist of consulting fees for the chief executive officer and professional fees for legal costs relating to our corporate matters, accounting and tax services and travel expenses. Other general and administrative expenses may also include professional fees for patents, insurance costs and board of directors’ expenses.

We anticipate that our general and administrative expenses will increase in the future as we continue to support research and development activities and incur increased costs of operating a public company. These costs include increased headcount to support expanded operations and infrastructure, and the initiation, continuation and expansion of our preclinical studies and clinical trials for our product candidates. Additionally, we anticipate increased costs associated with maintaining compliance with Nasdaq rules and SEC requirements such as accounting, audit, legal and consulting services, as well as director and officer liability insurance, investor, and public relations activities.

Results of Operations for the Three Months Ended March 31, 2025 and 2024

General and Administrative Expenses

General and administrative expenses were $0.3 million for the three months ended March 31, 2025 as compared to $0.1 million for the three months ended March 31, 2024. The increase of $0.2 million was primarily related to increases in accounting and legal costs related to the Business Combination and general corporate matters during the three months ended March 31, 2025 as compared to the three months ended March 31, 2024.

Research and Development Expenses

Research and development expenses were $0 for the three months ended March 31, 2025 as compared to $1.6 million for the three months ended March 31, 2024. The decrease of $1.6 million was related to the termination of the CAR-T License and Vaccine License in August 2024.

Other Income and Expenses

Interest expense was $0.1 million for the three months ended March 31, 2025 and 2024, respectively. The immaterial increase was primarily related to additional borrowings from related parties of the Company from March of 2024 through March of 2025.

Interest income was $0.1 million for the three months ended March 31, 2025 as compared to approximately $20 thousand for the three months ended March 31, 2024. The increase in interest income was primarily related to the additional issuances of loans to Iris from March of 2024 through March of 2025.

Going Concern, Liquidity and Capital Resources

Overview

Since our inception, we have not generated any revenue and expect to continue to incur significant operating losses for the foreseeable future and may never become profitable. As of March 31, 2025, we had cash of approximately $35 thousand. We have funded our operations through the sale of equity, raising an aggregate of $4.5 million of gross proceeds from the sale of membership interests, and debt, issuing $10.0 million of bonds and $10.7 million of notes through March 31, 2025. Subsequent to March 31, 2025, the Company raised additional gross proceeds of $3.6 million of notes with Prophase, which is a related party of the Company.

Going Concern

The Company evaluated whether there are any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern over the next twelve months after the unaudited condensed financial statements are issued.

The Company’s cash requirements include, but are not limited to, research and development costs, license fees and working capital requirements. Due to these cash requirements, the Company does not believe that it will have sufficient cash to fund operations for one year after the date that the accompanying unaudited condensed financial statements are issued.

Based on the above, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the accompanying unaudited condensed financial statements are issued. The Company’s financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Managements plans relating to the above matter include raising additional cash through equity and debt financings or other arrangements to fund operations. There can be no assurance that the Company will be able to raise adequate capital under acceptable terms, if at all. The sale of additional equity may dilute existing members and newly issued member units may contain senior rights and preferences compared to currently outstanding ordinary shares. Issued debt securities may contain covenants and limit the Company’s ability to pay dividends or make other distributions to members. If the Company is unable to obtain such additional financing, future operations would need to be reevaluated.

Capital Requirements

To date, we have not generated any revenue from any source, including the commercial sale of approved drug products, and we do not expect to generate revenue for at least the next few years. If we fail to complete the development of our product candidate in a timely manner or fail to obtain their regulatory approval, our ability to generate future revenue will be adversely affected. We do not know when, or if, we will generate any revenue from our product candidate, and we do not expect to generate revenue unless and until we obtain regulatory approval of, and commercialize, our product candidate.

We expect our expenses to increase significantly in connection with our ongoing activities, particularly as we continue the research and development of, and seek marketing approval for, our product candidate. In addition, if we obtain approval for our product candidate, we expect to incur significant commercialization expenses related to sales, marketing, manufacturing, and distribution. Furthermore, following the completion of the Business Combination, we expect to incur additional costs associated with operating as a public company.

We will also be required to pay all clinical trial costs and expenses in connection with the development of the CD47 Products.

We are also required to repay the following related party debt as of March 31, 2025, which is summarized as follows (in thousands):

Lender	Issuance Date	Maturity Date	Interest Rate	Original Principal	March 31, 2025
Feelux Co., Ltd	September 15, 2018	September 15, 2018	1%	$10,000	$10,000
CARTCellkor, Inc.	March 18, 2019	March 18, 2020	0%	800	800
Ewon Comfortech Co., Ltd	December 12, 2022	December 12, 2023	2%	5,000	2,000
Ewon Comfortech Co., Ltd	September 10, 2023	September 9, 2024	2%	200	200
Ewon Comfortech Co., Ltd	December 19, 2023	December 18, 2024	0%	1,000	1,000
Valetudo	December 1, 2022	June 1, 2023	0%	700	700
Valetudo	June 2, 2023	December 1, 2023	0%	300	300
Valetudo	June 28, 2023	December 27, 2023	0%	200	200
Valetudo	July 10, 2023	January 31, 2024	6%	250	250
Valetudo	August 1, 2023	January 31, 2024	6%	250	250
Valetudo	August 3, 2023	February 2, 2024	6%	150	150
Valetudo	November 27, 2023	January 26, 2024	6%	200	200
Valetudo	January 5, 2024	February 28, 2024	6%	600	600
Valetudo	January 22, 2024	February 28, 2024	6%	150	150
Prophase	February 26, 2024	June 1, 2024	6%	200	200
Prophase	March 6, 2024	June 1, 2024	6%	250	250
Prophase	April 1, 2024	June 1, 2024	6%	250	250
Prophase	May 1, 2024	June 1, 2024	6%	50	50
Prophase	May 13, 2024	June 1, 2024	6%	220	220
Prophase	May 30, 2024	July 1, 2024	6%	320	320
Prophase	May 31, 2024	July 1, 2024	6%	200	200
Prophase	July 15, 2024	September 14, 2024	6%	30	30
Prophase	July 25, 2024	September 24, 2024	6%	3	3
Prophase	July 30, 2024	September 29, 2024	6%	50	50
Prophase	August 13, 2024	October 12, 2024	6%	30	30
Prophase	August 14, 2024	October 13, 2024	6%	20	20
Prophase	February 12, 2025	April 11, 2025	6%	206	206
Prophase	March 7, 2025	June 6, 2025	6%	207	207
Hana Immunotherapeutics	August 1, 2024	September 30, 2024	6%	300	300
Hana Immunotherapeutics	August 27, 2024	October 26, 2024	6%	550	550
Amantes LLC	November 1, 2024	January 1, 2025	6%	400	400
Amantes LLC	November 27, 2024	January 26, 2025	6%	300	300
Amantes LLC	January 2, 2025	March 1, 2025	6%	250	250
Amantes LLC	January 23, 2025	March 22, 2025	6%	50	50
Total				$23,686	$20,686

Subsequent to March 31, 2025, we borrowed a total of $3.6 million from Prophase, a related party of the Company due to having common executives, pursuant to loan agreements between the Company and Prophase (the “Prophase April 2025 Loans”). The Prophase 2025 Loans bear interest at 6% per annum and are due in May 2025. Given that Prophase is a related party, the Company and Prophase have mutually agreed to defer repayment of the past due loans until a time that is mutually agreed upon by both parties.

As the Company’s loans are with related parties, the Company and its related parties have mutually agreed to defer repayment of the past due loans until the completion of the Business Combination. As such, the Company deems that it is not in default of its loan agreements. Such amounts were still due and payable subsequent to the closing of the Business Combination.

We therefore anticipate that we will need substantial additional funding in connection with our continuing operations. We intend to devote most of the net proceeds from the Business Combination to clinical development of our product candidates, repaying our debt, our public company compliance costs and certain of the milestone payments under the CAR-T License and the Vaccine License agreements, if any. Based on our current business plans, we believe that the net proceeds from the Business Combination will not enable us to fund our operating expenses and capital requirements through at least the next twelve months.

Because of the numerous risks and uncertainties associated with research, development, and commercialization of pharmaceutical drug products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:

•	the extent to which we develop, in-license or acquire other product candidates and technologies in our product candidate pipeline;

•	the costs and timing of process development and manufacturing scale-up activities associated with our product candidates and other programs as we advance them through clinical development;

•	the number and development requirements of product candidates that we may pursue;

•	the costs, timing, and outcome of regulatory review of our product candidates;

•	the timing and amount of our milestone and royalty payments to InnoBation under the CD47 License;

•	the costs and timing of future commercialization activities, including product manufacturing, marketing, sales, and distributions, for any of our product candidates for which we receive marketing approval;

•	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims;

•	the revenue, if any, received from sales of our product candidates for which we receive marketing approval; and

•	the costs of operating as a public company.

Identifying potential product candidates and conducting preclinical studies and clinical trials is a time-consuming, expensive, and uncertain process that takes many years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, our product candidate, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of our product candidates that we do not expect to be commercially available in the near term, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the terms of these equity securities or this debt may restrict our ability to operate. Any future debt financing and equity financing, if available, may involve covenants limiting and restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, entering into profit-sharing or other arrangements or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise capital when needed or on acceptable terms, we could be forced to delay, reduce or eliminate our research and development programs or future commercialization efforts.

Cash Flows

Operating Activities

Our net cash used in operating activities was $0.2 million for the three months ended March 31, 2025, as compared to $0.9 million for the three months ended March 31, 2024. The decrease in cash used in operating activities can be primarily attributed to a decrease in the Company’s net loss of $1.4 million offset by an increase in cash used in operating assets and liabilities of $0.7 million .

Investing Activities

Net cash used in investing activities was $0.6 million for the three months ended March 31, 2025 as compared to $0.7 million for the three months ended March 31, 2024 due to loans made to Iris.

Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2025 of $0.7 million resulted from borrowings from Prophase of $0.7 million. Net cash provided by financing activities for the three months ended March 31, 2024 of $1.2 million resulted from borrowings from Valetudo and Prophase of $0.8 million and $0.4 million, respectively.

Critical Accounting Policies and Significant Judgments and Estimates

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is based on our unaudited condensed financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these unaudited condensed financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses, and the disclosure of contingent assets and liabilities, in our unaudited condensed financial statements. In accordance with U.S. GAAP, we evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We define our critical accounting policies as those accounting principles that require us to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on our financial condition and results of operations, as well as the specific manner in which we apply those principles. While our significant accounting policies are more fully described in Note 2 to our audited financial statements and Note 2 in our unaudited condensed financial statements appearing elsewhere in this filing, we believe the following are the critical accounting policies used in the preparation of our unaudited condensed financial statements that require significant estimates and judgments.

Research and Development

Research and development costs primarily consist of costs incurred for preclinical and clinical trials for our products. Research and development expenses are recognized as incurred and payments made prior to costs being incurred are capitalized until the costs are incurred. Costs incurred in obtaining technology licenses through asset acquisitions are charged to research and development expense if the licensed technology has not reached technological feasibility and has no alternative future use.

Recent Accounting Pronouncements

See Note 2 to our unaudited condensed financial statements included elsewhere in this filing for information about recent accounting pronouncements, the timing of their adoption, and our assessment, if any, of their potential impact on our financial condition and results of operations.

Emerging Growth Company and Smaller Reporting Company Status

In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Upon the closing of the Business Combination, we became an emerging growth company and delayed the adoption of certain accounting standards until those standards would otherwise apply to private companies. We elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In addition, as an emerging growth company, we have taken advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	being permitted to present only two years of audited financial statements in addition to any required financial statements, with correspondingly reduced disclosure in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	an exception from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

•	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements;

•	exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	an exemption from compliance with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on financial statements.

We would cease to qualify as an emerging growth company on the date that is the earliest of: (i) December 31, 2026, (ii) the last day of the fiscal year in which we have more than $1.235 billion in total annual gross revenues, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our common shares that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, or (iv) the date on which we have issued more than $1.0 billion of non-convertible debt over the prior three-year period. We may choose to take advantage of some but not all of these reduced reporting burdens. We have taken advantage of certain reduced reporting requirements in this filing. Accordingly, the information contained herein may be different than you might obtain from other public companies in which you hold equity interests.